Exhibit 99.3
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE
_____________________________________________________________________________________________
EXPEDITORS APPOINTS PHILIP M. COUGHLIN AS
PRESIDENT OF GLOBAL GEOGRAPHIES AND OPERATIONS

SEATTLE, WASHINGTON - May 13, 2014, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that, effective immediately, Philip M. Coughlin, previously the Executive Vice President of North America, has been appointed President of Global Geographies and Operations. This position, while new in structure is not necessarily new in function. This role incorporates all geographic responsibilities which previously reported up to the Chief Executive Officer via the Company’s Geographic Presidents. This means that all geographic reporting responsibilities will report in through Mr. Coughlin, who will report directly to the Chief Executive Officer.
“This promotion is well deserved and very appropriate. Phil has been, and continues to be, a thought leader as well as an expert at tactical execution. Some of the very important projects that have been crafted and successfully implemented by Phil include ABcM ((Activity Based cost Measurement) productivity enhancements), CRDM (Customer Retention, Development and Management), as well as our Global Data Strategy initiatives. As we move into the implementation stages of our strategic re-assessment, it is important that we have both the right organizational structure and the right operational leader. We think this is the right structure and Phil is the right person to make this structure work by driving more uniformity and consistency throughout our global operations,” said Jeffrey S. Musser, President and Chief Executive Officer.
Mr. Coughlin is a graduate of the University of Illinois where he earned a B.A. in Liberal Arts and Sciences.  Additionally, Mr. Coughlin holds a J.D. from The John Marshall Law School.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.